Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to (i) the use of the name Netherland, Sewell & Associates, Inc., the reference to our reserves report for Concho Resources Inc. (the “Company”) dated January 26, 2012, and the use of information contained therein in the Company’s annual report and in Form 10-K to be filed on or about February 24, 2012, and (ii) inclusion of our summary report dated January 26, 2012, included in the Form 10-K to be filed on or about February 24, 2012, as Exhibit 23.3.

We hereby further consent to the incorporation by reference in the Registration Statements on (i) Form S-8 (file no. 333-145791), (ii) Form S-3 (file no. 333-154737), (iii) Form S-3 (file no. 333-161809), and (iv) Form S-3 (file no. 333-170941) of such information.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Thomas J. Tella II
Thomas J. Tella II, P.E.
Senior Vice President

Dallas, Texas

February 24, 2012